Exhibit 99.4

INVESTORS’ RIGHTS AGREEMENT

i

INVESTORS’ RIGHTS AGREEMENT

This INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made as of the 22nd day of June, 2006, by and among Blue Coat Systems, Inc., a Delaware corporation (the “Company”), the investors listed on Schedule A attached hereto (the “Series A Investors”) and the investor listed on Schedule B attached hereto (the “Asset Purchase Investor”, together with the Series A Investors, the “Investors”, and, each individually, an “Investor”).

THE PARTIES TO THIS AGREEMENT enter into this Agreement on the basis of the following facts, intentions and understandings:

WHEREAS, the Company and the Series A Investors are parties to the Series A Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”); and

WHEREAS, in order to induce the Series A Investors to purchase shares of Series A Preferred Stock, par value $0.0001 per share, of the Company (“Series A Preferred Stock”) and invest funds in the Company pursuant to the Purchase Agreement, the Series A Investors and the Company hereby agree that this Agreement shall govern the rights of such Investors to cause the Company to register the shares of Common Stock, par value $0.0001 per share, of the Company (“Common Stock”) issued or issuable upon conversion of Series A Preferred Stock (such issued or issuable shares of Common Stock being referred to as the “Conversion Shares”) and certain other matters as set forth herein; and

WHEREAS, the Company and the Asset Purchase Investor are parties to the Asset Purchase Agreement of even date herewith (the “Asset Agreement”); and

WHEREAS, in order to induce the Asset Purchase Investor to accept shares of Common Stock (such shares of Common Stock, the “Asset Shares”) in partial payment for certain assets being acquired by the Company pursuant to the Asset Agreement, the Asset Purchase Investor and the Company hereby agree that this Agreement shall govern the right of such Investor to cause the Company to register the shares of Common Stock received by such Investor.

NOW, THEREFORE, the parties hereby agree as follows:

Section 1.              Registration Rights. The Company covenants and agrees as follows:

1.1           Definitions. For purposes of this Section 1:

(a)           The term “Act” means the Securities Act of 1933, as amended.

(b)           The term “Anniversary Date” means the first anniversary of the date of this Agreement.

(c)           The term “Form S-3” means such form under the Act as in effect on the date hereof or any successor registration form under the Act subsequently adopted by the SEC.

(d)           The term “Form S-4” means such form under the Act as in effect on the date hereof or any successor registration form under the Act subsequently adopted by the SEC.

(e)           The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.10 hereof.

(f)            The term “1934 Act” means the Securities Exchange Act of 1934, as amended.

(g)           The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(h)           The term “Other Registrable Securities” means any (i) Registrable Securities (as defined in that certain Registration Rights Agreement, dated as of September 18, 2003, by and among the Company and the investors named therein (the “Existing Registration Rights Agreement”)) and (ii) other securities of the Company (A) that are issued by the Company in connection with a financing, merger or acquisition transaction occurring subsequent to the date of the Purchase Agreement and (B) that have been granted registration rights by the Company in connection with such transaction.

(i)            The term “Registrable Securities” means (i) the Conversion Shares and the Asset Shares and (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this Section 1 are not assigned.

(j)            The “number of shares of Registrable Securities” outstanding shall be determined by the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

(k)           The “number of shares of Other Registrable Securities” outstanding shall be determined by the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Other Registrable Securities.

(l)            The term “Rule 144” shall mean Rule 144 under the Act.

(m)          The term “Rule 144(k)” shall mean subsection (k) of Rule 144 under the Act.

(n)           The term “SEC” shall mean the Securities and Exchange Commission.

1.2           Piggyback Registration.

(a)           If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its capital stock or other securities under the Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration effected on Form S-4 or a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after delivery of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.2(c), use all commercially reasonable efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder requests to be registered.

(b)           Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.6 hereof.

(c)           Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under this Section 1.2 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as reasonably agreed upon between the Company and the underwriters selected by the Company (or by other persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with such underwriters, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities and Other Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering. In no event shall (i) any Registrable Securities and Other Registrable Securities be excluded from such offering unless all other stockholders’ securities (other than Registrable Securities and Other Registrable Securities) have been first excluded or (ii) the amount of Registrable Securities and Other Registrable Securities included in the offering be reduced below twenty percent (20%) of the total amount of securities included in such offering.

In the event that less than all of the Registrable Securities and Other Registrable Securities requested to be registered can be included in such offering, then the number of Registrable Securities included in the offering shall equal the total number of Registrable Securities and Other Registrable Securities included in the offering, as determined pursuant to the immediately preceding paragraph, multiplied by a fraction (i) the numerator of which is the number of Registrable Securities then held by all Holders that request to include Registrable

Securities in the offering and (ii) the denominator of which is the sum of the number of Registrable Securities then held by all Holders that request to include Registrable Securities in the offering and the number of Other Registrable Securities then held by all holders of Other Registrable Securities that request to include Other Registrable Securities in the offering. The number of Registrable Securities included in the offering pursuant to the immediately preceding sentence shall be apportioned pro rata among the selling Holders based on the number of Registrable Securities held by all selling Holders or in such other proportions as shall mutually be agreed to by all such selling Holders. For purposes of the preceding sentence concerning apportionment, for any selling stockholder that is a Holder of Registrable Securities and that is a venture capital fund, private equity fund, partnership or corporation, the affiliated venture capital funds, private equity funds, partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

1.3           Shelf Registration.

(a)           After September 22, 2006, as soon as the Company is eligible to use Form S-3, the Company will prepare and file with the SEC a registration statement on Form S-3 for the purpose of registering under the Securities Act all of the Registrable Securities for resale by, and for the account of, the Holders as selling stockholders thereunder (the “Shelf Registration Statement”). The Shelf Registration Statement shall permit the Holders to offer and sell, on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, any or all of the Registrable Securities. The Company agrees to use commercially reasonable efforts to cause the Shelf Registration Statement to become and remain effective as soon as reasonably possible until all of such Registrable Securities have been disposed of.

(b)           The Company shall be required to keep the Shelf Registration Statement effective until such date that is the earlier of (i) the date as of which all of the Holders may sell all of the Registrable Securities without restriction pursuant to Rule 144(k) (or the successor rule thereto) promulgated under the Securities Act or (ii) the date when all of the Registrable Securities registered thereunder shall have been sold pursuant to the Shelf Registration Statement or Rule 144. Thereafter, the Company shall be entitled to withdraw the Shelf Registration Statement and the Holders shall have no further right to offer or sell any of the Registrable Securities pursuant to the Shelf Registration Statement (or any prospectus relating thereto).

1.4           Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, except as otherwise expressly provided herein, the Company shall, as expeditiously as reasonably possible:

(a)           prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all commercially reasonable efforts to cause such registration statement to become and remain effective;

(b)           prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

(c)           furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d)           use all commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e)           in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(f)            notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g)           cause all such Registrable Securities registered pursuant to this Section 1 to be listed on each securities exchange and trading system on which similar securities issued by the Company are then listed; and

(h)           provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

Notwithstanding the provisions of this Section 1, the Company shall be entitled to postpone or suspend the filing, effectiveness or use of, or trading under, any registration statement during any period when (i) the Company is not eligible to use Form S-3, (ii) the SEC or The Nasdaq Stock Market requests that the Company amend or supplement the Shelf Registration Statement or the prospectus included therein or requests additional information relating thereto, (iii) the SEC or The Nasdaq Stock Market issues a stop order or similar order suspending the effectiveness or restricting the use of the Shelf Registration Statement or initiates proceedings to issue a stop order or similar order, (iv) the Board of Directors of the Company in good faith determines that the Shelf Registration Statement, the prospectus included therein, any amendment or supplement thereto or any document incorporated or deemed to be incorporated therein contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances then existing; provided, however, that the Company uses commercially reasonable efforts to prepare and file with the SEC such amendments and supplements to the such registration statement or amendment as shall be reasonably necessary to cure such untrue statement or omission, or (v) the Board of Directors of the Company in good faith determines that the failure to so postpone or suspend would require disclosure of material nonpublic information that, if disclosed at such time, would be materially harmful to the interests of the Company and its stockholders; provided, however, that during any such period all executive officers and directors of the Company and all stockholders of the Company with similar registration rights are also prohibited from selling securities of the Company; provided, further, however, that such postponement or suspension (A) shall not exceed a period of forty-five (45) days and (B) shall be exercised by the Company not more than twice in any twelve (12) month period (for a maximum of ninety (90) days within any such twelve (12) month period), provided that the second period of postponement or suspension within any twelve (12) month period shall not commence less than sixty (60) days after the end of the first period of postponement or suspension within any such twelve (12) month period.

In the event of the suspension of effectiveness of any registration statement pursuant to this Section 1.4, the applicable time period during which such registration statement is to remain effective shall be extended by that number of days equal to the number of days the effectiveness of such registration statement was suspended.

1.5           Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.

1.6           Expenses of Registration. All expenses (other than (i) underwriting discounts and commissions relating to the Registrable Securities that are being sold by the Holders and (ii) fees of any counsel for the selling Holders) that are incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2 and 1.3, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company shall be borne by the Company.

1.7           Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.8           Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a)           To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers, directors and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state in such registration statement a material fact required to be stated therein, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, and the Company will reimburse each such Holder, underwriter, controlling person or other aforementioned person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection l.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to a person claiming indemnification in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, underwriter, controlling person or other aforementioned person that is claiming indemnification; provided, further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any such Holder or underwriter or other aforementioned person, or any person controlling such Holder or underwriter, from whom the person asserting any such losses, claims damages or liabilities purchased shares in the offering, if a copy of the most current prospectus was not sent or given by or on behalf of such Holder or underwriter or other aforementioned person to such person, if required by law to have been so delivered, at or prior to the written confirmation of the sale of the shares of such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

(b)           To the extent permitted by law, each selling Holder will, severally and not jointly, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this subsection l.8(b) for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection l.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), and provided that in no event shall any indemnity under this subsection l.8(b) exceed the net proceeds from the offering received by such Holder.

(c)           Promptly after receipt by an indemnified party under this Section 1.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of liability to the indemnified party under this Section 1.8 to the extent of such prejudice, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.8.

(d)           If the indemnification provided for in this Section 1.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 1.8(b), shall exceed the net proceeds from the offering received by such Holder. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e)           Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into by any Holder claiming indemnification in connection with an underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control with respect to such Holder.

(f)            The obligations of the Company and Holders under this Section 1.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1 and otherwise.

1.9           Reports Under the 1934 Act. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration beginning on the Anniversary Date, the Company agrees, to:

(a)           make and keep public information available, as those terms are understood and defined in Rule 144, at all times on and after the Anniversary Date;

(b)           file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act after April 30, 2007;

(c)           not later than the Anniversary Date, file with the SEC all reports and other documents required of the Company under the Act and the 1934 Act for the 12 months preceding the Anniversary Date; and

(d)           furnish to any Holder on and after the Anniversary Date, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to avail any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration on or after the Anniversary Date.

1.10         Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to any transferee or assignee of such securities, including any transferee or assignee that (i) is a subsidiary, parent, partner, limited partner, retired partner or stockholder of a Holder, or (ii) is a Holder’s family member or trust for the benefit of an individual Holder, provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

1.11         Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder to receive registration rights that are senior to the registration rights held by the Holders. For avoidance of doubt, any registration other than with respect to a registration relating solely to the sale of securities of participants in a Company stock plan, a registration effected on Form S-4 or a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, registration rights that allow a holder or prospective holder of securities of the Company to register any securities of the Company, or include any securities of the Company in a registered offering, without affording a pari passu right of registration or inclusion to the Holders shall be deemed to be registration rights senior to the registration rights held by the Holders.

1.12         Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 (i) after three (3) years following the date of this Agreement, (ii) as to any Holder, such earlier time after the date of this Agreement during which such Holder (A) can sell all shares held by it in compliance with Rule 144(k) or (B) holds one percent (1%) or less of the Company’s outstanding Common Stock and all Registrable Securities held by such Holder (together with any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three (3) month period without registration in compliance with Rule 144 or (iii) after such time at which such Holder receives freely-tradable securities in connection with any consolidation, reorganization or merger of the Company with or into any other corporation or corporations or a sale, conveyance, or other disposition of all or substantially all of the Company’s property or business.

Section 2.              Director Nomination Right.

After the Anniversary Date, so long as the Series A Investors continue to hold at least sixty percent (60%) of the Common Stock originally purchased by them pursuant to the Purchase Agreement (assuming full conversion of the Series A Preferred Stock into Common Stock), the Series A Investors shall have the right to nominate one (1) candidate for election to the Board of Directors of the Company (the “Series A Director”). Such Series A Director nominee shall be mutually agreeable to Francisco Partners II, L.P. and the Board of Directors of the Company (which agreement by the Board of Directors of the Company shall not be unreasonably withheld). So long as the Series A Investors have such right, the Company and its Board of Directors agree to take all actions reasonably necessary to (i) if necessary, increase on the Anniversary Date and thereafter maintain the size of the Board of Directors so that the number of seats on the Board of Directors immediately after the Anniversary Date is at least as large as the number of authorized directors immediately prior to the Anniversary Date, (ii) if necessary, appoint the Series A Director to the fill the vacancy created, and (iii) include the Series A Director nominee in all proxy and other materials and endorse and recommend the Series A Director to the stockholders for election in connection with all meetings of the stockholders at which directors are to be elected, which endorsement and recommendation shall not be changed or withdrawn without consent of the Series A Investors, which shall not be unreasonably withheld.

Section 3.              Miscellaneous.

3.1           Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.2           Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

3.3           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.4           Remedies. Each Investor shall be entitled to enforce its rights under this Agreement specifically to recover damages and costs (including reasonable attorney’s fees) for any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages are not an adequate remedy for any breach of the provisions of this Agreement and that the Investors are entitled to specific performance and/or other injunctive relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Agreement.

3.5           Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.6           Notices. All notices, requests, consents and other communications hereunder shall be in writing; shall be mailed (a) if within the domestic United States, by first-class registered or certified airmail, by nationally recognized overnight express courier, postage prepaid, or by facsimile or (b) if delivered to or from outside the United States, by International Federal Express or facsimile; shall be deemed given: (i) if delivered by first-class registered or certified mail domestic, three business days after so mailed, (ii) if delivered by nationally recognized overnight carrier, one business day after so mailed, (iii) if delivered by International Federal Express, two business days after so mailed or (iv) if delivered by facsimile, upon electric confirmation of receipt; and shall be delivered as addressed as follows:

(a)                                  if to the Company, to:

Blue Coat Systems, Inc.
420 North Mary Avenue
Sunnyvale, California  94085
Attention: General Counsel
Phone: (408) 220-2200
Telecopy: (408) 220-2250

(b)                                 with a copy mailed to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
155 Constitution Drive
Menlo Park, California 94025
Attn: Daniel E. O’Connor, Esq.
Phone: (650) 321-2400
Telecopy: (650) 321-2800

(c)           if to the Investors, at the addresses set forth on Schedule A or Schedule B attached hereto, or at such other address or addresses as may have been furnished to the Company in writing.

3.7           Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

3.8           Entire Agreement; Amendments and Waivers. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the then-outstanding Registrable Securities; provided, however, that any such amendment or waiver that adversely effects any Investor in a different manner than any other holder of Registrable Securities shall also require approval of such Investor. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities, each future holder of all such Registrable Securities, and the Company. Each Holder acknowledges that by the operation of this Section 3.8, the holders of a majority of the then-outstanding Registrable Securities will have the right and power to diminish or eliminate all rights of such Holder under this Agreement.

3.9           Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

3.10         Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities (including affiliated venture capital funds) or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first above written.

BLUE COAT SYSTEMS, INC.

By:	/s/ Brian NeSmith
Name: Brian NeSmith
Title: President and Chief Executive Officer

SIGNATURE PAGE TO THE BLUE COAT SYSTEMS, INC.

INVESTORS’ RIGHTS AGREEMENT

INVESTORS

FRANCISCO PARTNERS II, L.P.

By:	FRANCISCO PARTNERS GP II, L.P.
its General Partner

By:	FRANCISCO PARTNERS GP II
MANAGEMENT, LLC
its General Partner

By	/s/ Keith B. Geeslin
Name: Keith B. Geeslin
Title: Manager

FRANCISCO PARTNERS PARALLEL FUND II, L.P.

By:	FRANCISCO PARTNERS GP II, L.P.,
its General Partner

By:	FRANCISCO PARTNERS GP II
MANAGEMENT, LLC,
its General Partner

By	/s/ Keith B. Geeslin
Name: Keith B. Geeslin
Title: Manager

INVESTORS

NETWORK APPLIANCE, INC.

By
Name:
Title:

INVESTORS

SEQUOIA CAPITAL GROWTH FUND III

By:	SCGF III Management, LLC
A Delaware Limited Liability Company
General Partner

By:	/s/ Jim Goetz
Name:
Title: Managing Member

SEQUOIA CAPITAL GROWTH PARTNERS III

By:	SCGF III Management, LLC
A Delaware Limited Liability Company
General Partner

By:	/s/ Jim Goetz
Name:
Title: Managing Member

SEQUOIA CAPITAL GROWTH III PRINCIPALS FUND

By:	SCGF III Management, LLC
A Delaware Limited Liability Company
General Partner

By:	/s/ Jim Goetz
Name:
Title: Managing Member

Schedule A

Francisco Partners II, L.P.
Francisco Partners Parallel Fund II, L.P.
2882 Sand Hill Road, Suite 280
Menlo Park, California 94025

Sequoia Capital Growth Fund II
Sequoia Capital Growth Partners III
Sequoia Capital Growth Principals Fund
3000 Sand Hill Road
Building 4, Suite 180
Menlo Park, California 94025

Schedule B

Network Appliance, Inc.
495 East Java Drive
Sunnyvale, California 94089